Exhibit 99.1

Moleculin Granted FDA Fast Track Designation of WP1122 for the Treatment of Glioblastoma Multiforme

HOUSTON, December 7, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced that the U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation of WP1122 for the treatment of Glioblastoma Multiforme (“GBM”). The FDA's Fast Track designation is intended to potentially facilitate the development and expedite the review of novel therapies to treat serious conditions for which there is unmet medical need. With the Fast Track designation, Moleculin is potentially eligible for more frequent regulatory meetings and communications with the FDA.

“We believe receiving Fast Track designation validates the serious unmet medical need for the treatment of GBM, the most aggressive form of malignant primary brain cancer,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We believe that based on the promising animal model data that supports GBM as one of many potential indications, the clearance of our IND for WP1122 in GBM, and Orphan Drug Designation previously received from the FDA, WP1122 is well-positioned to be a potential treatment option for this devastating disease.”

GBM is the most aggressive malignant primary brain tumor and remains as an incurable tumor with a median survival of only 15 months.1 It is the most common malignant primary brain tumor making up 54% of all gliomas and 16% of all primary brain tumors,2 and despite advancements, survival rates for patients with GBM have shown no notable improvement in population statistics in the last three decades.3 The average annual age-adjusted incidence rate of GBM is 3.19 per 100,000 persons in the United States.4

WP1122 was developed as a 2-DG prodrug to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. Although activity in animals does not necessarily translate to humans, preclinical studies in mice transplanted with human brain tumors showed that WP1122 outperformed the standard of care, temozolomide, and performed even better in combination with temozolomide.

In September of 2022, Moleculin was granted Orphan Drug Designation of WP1122 for the treatment of GBM from the FDA. Additionally, based on preclinical data indicating the potential for WP1122 as a treatment for GBM, Moleculin received FDA clearance of its Investigational New Drug application to initiate a Phase 1 open label, single arm, dose escalation study of the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM. The Company is currently evaluating opportunities for collaboration in clinical development.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company’s ability to establish a suitable collaboration for the development of WP1122 for the treatment of brain tumors, the ability for WP1122 to be shown to be effective in a human clinical trial for brain tumors, and the ability for WP1122 to reviewed and approved by the FDA. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com

1: Koshy M, Villano JL, Dolecek TA, Howard A, Mahmood U, Chmura SJ, et al. Improved survival time trends of glioblastoma using the SEER 17 population-based registries. J Neuro Oncol. 2012;107(1):207-12

2: Ostrom QT, Gittleman H, Farah P, Ondracek A, Chen Y, Wolinsky Y, et al. CBTRUS statistical report: Primary brain and central nervous system tumors diagnosed in the United States in 2006-2010. Neuro Oncol. 2013;15 Suppl:2ii-56.

3: De Vleeschouwer S, editor. Brisbane (AU): Codon Publications; 2017 Sep 27.

4: Thakkar J, Dolecek TA, Horbinski C, Ostrom QT, Lightner DD, Barnholtz-Sloan JS, et al. Epidemiologic and molecular prognostic review of glioblastoma. Cancer Epidemiol. Biomarkers Rev. 2014;23(10):1985-96.